Exhibit 11


                         Continental Homes Holding Corp.
                        Computation of Earnings Per Share
                  (Amounts in thousands, except per share data)

                                                            Three months ended
                                                                August 31,
                                                                ----------
                                                             1997        1996
                                                             ----        ----
Fully diluted:
Income from operations                                     $ 7,819     $ 9,236
Interest expense on convertible subordinated
  notes, net of income taxes                                   875         875
                                                           -------     -------
                                                           $ 8,694     $10,111
                                                           =======     =======

Net income                                                 $ 7,497     $ 9,236
Interest expense on convertible subordinated
  notes, net of income taxes                                   875         875
                                                           -------     -------
                                                           $ 8,372     $10,111
                                                           =======     =======

Weighted average number of shares outstanding                6,854       7,003
Conversion of convertible subordinated notes
  (42.105 shares per $1,000 principal amount of notes)       3,632       3,632
Incremental shares relating to stock
  options exercisable                                           77          60
                                                           -------     -------
Weighted average number of shares outstanding
  assuming full dilution                                    10,563      10,695
                                                           =======     =======

Fully diluted income from operations per share             $   .82     $   .95
                                                           =======     =======

Fully diluted net income per share                         $   .79     $   .95
                                                           =======     =======